Exhibit 10.21

ARGONAUT TECHNOLOGIES, INC.

AMENDED AND RESTATED CHANGE OF CONTROL SEVERANCE AGREEMENT

     This Amended and Restated Change of Control Severance Agreement (the “Agreement”) is made and entered into effective as of August 3, 2004 (the “Effective Date”), by and between David Foster (the “Employee”) and Argonaut Technologies, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Section 1 below.

RECITALS

     A. It is expected that the Company from time to time will consider the possibility of a Change of Control. The Board of Directors of the Company (the “Board”) recognizes that such consideration can be a distraction to the Employee and can cause the Employee to consider alternative employment opportunities.

     B. The Board believes that it is in the best interests of the Company and its shareholders to provide the Employee with an incentive to continue his employment and to maximize the value of the Company upon a Change of Control for the benefit of its shareholders.

     C. The Board believes that it is in the best interests of the Company and its shareholders to provide the Employee with a bonus payment upon a Change of Control that is approved by the Board.

     D. In addition, in order to provide the Employee with enhanced financial security and sufficient encouragement to remain with the Company notwithstanding the possibility of a Change of Control, the Board believes that it is imperative to provide the Employee with certain severance benefits upon the Employee’s termination of employment in certain circumstances following a Change of Control.

     E. The Company and the Employee are parties to a Change of Control Severance Agreement dated October 30, 2002 (the “Prior Agreement”), which agreement the parties desire to amend and restate in its entirety.

AGREEMENT

     In consideration of the mutual covenants herein contained and the continued employment of Employee by the Company, the parties agree that the Prior Agreement is amended and restated as follows:

     1. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

          (a) Cause. “Cause” shall mean (i) any act of personal dishonesty taken by the Employee in connection with his responsibilities as an employee which is intended to result in substantial personal enrichment of the Employee, (ii) Employee’s conviction of a felony which the

Board reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business, (iii) a willful act by the Employee which constitutes gross misconduct and is materially injurious to the Company, and (iv) continued willful violations by the Employee of the Employee’s principal duties and obligations of employment after there has been delivered to the Employee a written demand for performance from the Company which describes the basis for the Company’s reasonable belief that the Employee has repeatedly failed to substantially and materially perform his duties; provided, however, that no act shall be deemed to constitute “Cause” if committed at the direction of the Board or otherwise by Employee in good faith and in the reasonable belief that such act is in the Company’s best interest.

          (b) Change of Control. “Change of Control” shall mean the occurrence of any of the following events:

               (i) the approval by shareholders of the Company of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

               (ii) the approval by the shareholders of the Company of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets;

               (iii) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities; or

               (iv) a change in the composition of the Board, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transactions described in subsections (i), (ii), or (iii) or in connection with an actual or threatened proxy contest relating to the election of directors of the Company.

          (c) Involuntary Termination. “Involuntary Termination” shall mean (i) without the Employee’s express written consent, a significant reduction of the Employee’s duties, position or responsibilities relative to the Employee’s duties, position or responsibilities in effect immediately prior to such reduction, or the removal of the Employee from such position, duties and responsibilities, unless the Employee is provided with comparable duties, position and responsibilities; (ii) without the Employee’s express written consent, a substantial reduction, without good business reasons, of the facilities and perquisites (including office space and location) available to the Employee immediately prior to such reduction; (iii) a reduction by the Company of the

Employee’s base salary as in effect immediately prior to such reduction; (iv) a material reduction by the Company in the kind or level of employee benefits to which the Employee is entitled immediately prior to such reduction with the result that the Employee’s overall benefits package is significantly reduced; (v) without the Employee’s express written consent, the relocation of the Employee to a facility or a location more than twenty-five (25) miles from his current location; (vi) any purported termination of the Employee by the Company which is not effected for Cause or for which the grounds relied upon are not valid; or (vii) the failure of the Company to obtain the assumption of this Agreement by any successors contemplated in Section 6 below.

          (d) Negotiated Change of Control. “Negotiated Change of Control” shall mean the occurrence of a Change of Control by virtue of clause (i), (ii) or (iii) of the definition of “Change of Control” that is approved in advance by the Board.

          (e) Termination Date. “Termination Date” shall mean the effective date of any notice of termination delivered by one party to the other hereunder.

          (f) Value of the Company. “Value of the Company” shall mean (i) in the case of a Negotiated Change of Control, the value of the consideration actually received per share of common stock of the Company (the “Price Per Share”) multiplied by the total number of common shares (including the number of shares which would be outstanding upon exercise of any options or warrants, or upon conversion of any securities convertible into common stock) of the Company (the “Fully Diluted Outstanding Shares”); provided, however, that, if any portion of the consideration received by the Company’s shareholders consists of common stock of any other company merging with or acquiring the Company (the “Acquisition Partner”), that portion of the Price Per Share shall be calculated using the applicable exchange ratio contained in the definitive agreement multiplied by the average closing price of the Acquisition Partner’s common stock over the five trading day period up to and including the trading day preceding the closing of such Negotiated Change of Control, (ii) in all other cases where the Company’s common stock trades on an established stock exchange or a national market system, the average closing price of the Company’s common stock over the five trading day period up to and including the trading day preceding the occurrence of a Negotiated Change of Control multiplied by the Fully Diluted Outstanding Shares or (iii) in all other cases, the fair market value of the Fully Diluted Outstanding Shares on the date of the Negotiated Change of Control, as determined in good faith by the Board concurrent with or up to thirty (30) days in advance of such Negotiated Change of Control or, if such a timely determination is not made, following such Negotiated Change of Control.

     2. Term of Agreement. This Agreement shall terminate upon the date that all obligations of the parties hereto under this Agreement have been satisfied or, if earlier, on the date, prior to a Change of Control, Employee is no longer employed by the Company.

     3. At-Will Employment. The Company and the Employee acknowledge that the Employee’s employment is and shall continue to be at-will, as defined under applicable law. If the Employee’s employment terminates for any reason, the Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, or as may otherwise be established under the Company’s then existing employee benefit plans or policies at the time of termination.

     4. Bonus Upon A Change of Control. In the event of a Negotiated Change of Control, Employee shall be entitled to receive a cash bonus equal to 0.5% of the Value of the Company upon the closing of such Negotiated Change of Control.

     5. Severance Benefits.

          (a) Termination Following A Change of Control. If the Employee’s employment with the Company terminates as a result of an Involuntary Termination on, in connection with or at any time within twelve (12) months after a Change of Control, regardless of whether Employee obtains employment elsewhere, Employee shall be entitled, upon Employee’s execution of a general release of claims against the Company or any of its successors or assigns, to the following severance benefits which are in lieu of benefits (if any) as may then be established under the Employee’s then existing severance agreement or the Company’s then existing severance and benefits plans and policies at the time of such termination or as may be currently established under the Company’s existing severance and benefits plans and policies at the date of execution of this Agreement:

               (i) Employee shall receive a lump sum cash payment in an amount equal to twelve (12) months of Employee’s base salary as in effect as of the date of such termination, less applicable withholding;

               (ii) all stock options granted by the Company to the Employee prior to the Change of Control shall become fully vested and exercisable as of the date of the termination to the extent such stock options are outstanding and unexercisable at the time of such termination and all stock subject to a right of repurchase by the Company (or its successor) that was purchased prior to the Change of Control shall have such right of repurchase lapse with respect to all of the shares;

               (iii) If (i) the Employee constitutes a qualified beneficiary, as defined in Section 4980B(g)(1) of the Internal Revenue Code of 1986, as amended and (ii) Employee elects continuation coverage pursuant to the Consolidated Budget Reconciliation Act of 1985 (“COBRA”) within the time period prescribed pursuant to COBRA, then the Company shall reimburse Employee for up to twelve (12) months of coverage equivalent to the level of health, dental and life insurance coverage that was provided to such employee immediately prior to the Termination Date (the “Company-Paid Coverage”). If such coverage included the Employee’s dependents immediately prior to the Change of Control, such dependents shall also be covered at Company expense. Company-Paid Coverage shall continue until the earlier of (i) twelve (12) months from the date of the Termination Date, or (ii) the date that the Employee and his dependents become covered under another employer’s group health, dental or life insurance plans that provide Employee and his dependents with comparable benefits and levels of coverage.

          (b) Transition Services. In the event of a Negotiated Change of Control, at the surviving entity’s election, Employee will remain reasonably available to assist in the transition for ninety (90) days following the close of such Negotiated Change of Control. Employee will continue to receive Employee’s then current base salary and the same level of health coverage and benefits in effect prior to the closing of the Negotiated Change of Control. Notwithstanding any of the provisions stated herein in this Section 5(b), Employee shall be entitled to receive all of the severance benefits stated above in Section 5(a).

          (c) Accrued Wages and Vacation; Expenses. Without regard to the reason for, or the timing of, Employee’s termination of employment: (i) the Company shall pay the Employee any unpaid base salary due for periods prior to the Termination Date; (ii) the Company shall pay the Employee all of the Employee’s accrued and unused vacation through the Termination Date; and (iii) following submission of proper expense reports by the Employee, the Company shall reimburse the Employee for all expenses reasonably and necessarily incurred by the Employee in connection with the business of the Company prior to the Termination Date. These payments shall be made promptly upon termination and within the period of time mandated by law.

     6. Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to the Employee (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Employee’s benefits under this Agreement shall be either

          (a) delivered in full, or

          (b) delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax,

     whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Employee on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.

     Unless the Company and the Employee otherwise agree in writing, any determination required under this Section shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon the Employee and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. The Company and the Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.

     7. Successors.

          (a) Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the Company’s obligations under this Agreement and agree expressly to perform the Company’s obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this subsection (a) or which becomes bound by the terms of this Agreement by operation of law.

          (b) Employee’s Successors. Without the written consent of the Company, Employee shall not assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity. Notwithstanding the foregoing, the terms of this Agreement and all rights of Employee hereunder shall inure to the benefit of, and be enforceable by, Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

     8. Notices.

          (a) General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

          (b) Notice of Termination. Any termination by the Company for Cause or by the Employee as a result of a voluntary resignation or an Involuntary Termination shall be communicated by a notice of termination to the other party hereto given in accordance with this Section. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the Termination Date (which shall be not more than 30 days after the giving of such notice). The failure by the Employee to include in the notice any fact or circumstance which contributes to a showing of Involuntary Termination shall not waive any right of the Employee hereunder or preclude the Employee from asserting such fact or circumstance in enforcing his rights hereunder.

     9. Attorney Fees, Costs and Expenses. The Company shall promptly reimburse Employee, on a monthly basis, for the reasonable attorney fees, costs and expenses incurred by the Employee in connection with any action brought by Employee to enforce his rights hereunder. In the event Employee is not the prevailing party, determined without regard to whether or not the action results in a final judgment, employee shall repay such reimbursements.

     10. Arbitration and Equitable Relief.

          (a) Arbitration. In consideration of Employee’s employment with the Company, the Company’s promise to arbitrate all employment-related disputes and Employee’s receipt of the compensation, pay raises and other benefits paid to Employee by the Company, at present and in the future, the parties agree that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Employee’s employment with the Company or the termination of Employee’s employment with the Company, including any breach of this Agreement, shall be subject to binding arbitration under the arbitration rules set forth in California Code of Civil Procedure Section 1280 through 1294.2, including Section 1283.05 (the “Rules”) and pursuant to California law. Disputes which the parties agree to arbitrate, and thereby agree to waive any right to a trial by jury, include any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the California Fair Employment and Housing Act, the California Labor Code, claims of harassment, discrimination or wrongful termination and any statutory claims. The parties further understand that this Agreement to arbitrate also applies to any disputes that the Company may have with Employee.

          (b) Procedure. The parties agree that any arbitration will be administered by the American Arbitration Association (“AAA”) and that a neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes. The parties agree that any arbitration under this section shall be conducted in San Mateo, California. The arbitration proceedings will allow for discovery according to the AAA National Rules for the Resolution of Employment Disputes, or the Rules. The parties agree that the arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. The parties agree that the arbitrator shall issue a written decision on the merits. The parties also agree that the arbitrator shall have the power to award any remedies, including attorneys’ fees and costs, available under applicable law. The parties agree that the Company will pay for any administrative or hearing fees charged by the arbitrator or AAA except that Employee shall pay the first $200.00 of any filing fees associated with any arbitration Employee initiates. The parties agree that the arbitrator shall administer and conduct any arbitration in a manner consistent with the Rules and that to the extent that the AAA’s National Rules for the Resolution of Employment Disputes conflict with the Rules, the Rules shall take precedence.

          (c) Remedy. Except as provided by the Rules, arbitration shall be the sole, exclusive and final remedy for any dispute between Employee and the Company. Accordingly, except as provided for by the Rules, neither Employee nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful company policy, and the arbitrator shall not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.

          (d) Availability of injunctive relief. In accordance with Rule 1281.8 of the California Code of Civil Procedure, the parties agree that any party may also petition the court for injunctive relief where either party alleges or claims a violation of the Employment, Confidential Information, Invention Assignment Agreement between Employee and the Company or any other agreement regarding trade secrets, confidential information, nonsolicitation or Labor Code §2870. In the event either party seeks injunctive relief, the prevailing party shall be entitled to recover reasonable costs and attorneys’ fees.

          (e) Administrative relief. The parties understand that this Agreement does not prohibit Employee from pursuing an administrative claim with a local, state or federal administrative body such as the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission or the Workers’ Compensation Board. This Agreement does, however, preclude Employee from pursuing court action regarding any such claim.

          (f) Voluntary nature of agreement. Employee acknowledges and agrees that Employee is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Employee further acknowledges and agrees that Employee has carefully read this Agreement and that Employee has asked any questions needed for Employee to understand the terms, consequences and binding effect of this Agreement and fully understand it, including that EMPLOYEE IS WAIVING HIS RIGHT TO A JURY TRIAL. Finally, Employee agrees that he has been provided an opportunity to seek the advice of an attorney of his choice before signing this Agreement.

     11. Miscellaneous Provisions.

          (a) No Duty to Mitigate. The Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that the Employee may receive from any other source.

          (b) Waiver. No provision of this Agreement may be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

          (c) Integration. This Agreement and any outstanding stock option agreements and restricted stock purchase agreements referenced herein represent the entire agreement and understanding between the parties as to the subject matter herein and supersede all prior or contemporaneous agreements, whether written or oral, with respect to this Agreement (including the Prior Agreement) and any stock option agreement or restricted stock purchase agreement.

          (d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal substantive laws, but not the conflicts of law rules, of the State of California.

          (e) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

          (f) Employment Taxes. All payments made pursuant to this Agreement shall be subject to withholding of applicable income and employment taxes.

          (g) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

     IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

COMPANY:	ARGONAUT TECHNOLOGIES, INC.

By:

Name:

Title:

EMPLOYEE:
Signature

Printed Name